F.N.B. Corporation Reports Third Quarter 2026 Earnings
Record Net Interest Income Driven by Net Interest Margin (non-GAAP) Expansion and Loan and Deposit Annualized Growth of 8.5% and 8.9%, Respectively

PITTSBURGH, PA – October 19, 2026 – F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2026 with net income of $152.9 million, or $0.43 per diluted common share. Comparatively, third quarter 2025 net income totaled $149.5 million, or $0.41 per diluted common share, and second quarter 2026 net income totaled $148.7 million, or $0.42 per diluted common share.

On an operating basis, there were no significant items impacting earnings for the third and second quarters of 2026. By comparison, third quarter of 2025 net income on an operating basis (non-GAAP) was $147.7 million, excluding $(2.3) million (pre-tax) of significant items impacting earnings.

“F.N.B. Corporation delivered another strong quarter with $0.43 earnings per diluted common share, bringing year-to-date earnings to $1.23 per diluted common share, a 13% increase over the same period in 2025. For the third quarter of 2026, we generated record net interest income, expanded net interest margin and increased tangible book value per common share (non-GAAP) 7% year over year, while continuing to return capital through share repurchase activity and an attractive dividend,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vince Delie. “FNB continues to leverage technology investments to gain market share throughout our diverse geographic footprint with 8.5% annualized loan growth and 8.9% annualized deposit growth, both of which align with our long-term organic growth trajectory. Our consistent underwriting standards contributed to solid credit quality results for the quarter. By strategically investing in innovative technology to grow primary relationships and low-cost deposits, while also maintaining a focus on expanding high-value fee-based businesses to diversify revenue streams, we are building a stronger, more resilient franchise. The investments in these initiatives contributed to a strong third quarter performance and create sustainable value for the future.”

Third Quarter 2026 Highlights
(All comparisons refer to the third quarter of 2025, except as noted)
•Average loans and leases totaled $36.1 billion, an increase of $1.3 billion, or 3.7%, with growth of $1.2 billion in average consumer loans and $115.4 million in average commercial loans and leases.
•On a linked-quarter basis, period-end total loans and leases increased $768.0 million, or 8.5% annualized, with growth in consumer loans and commercial loans and leases of $435.3 million and $332.7 million, respectively.
•Average deposits totaled $38.8 billion, an increase of $914.1 million, or 2.4%, reflecting growth in average interest-bearing demand deposits of $640.6 million, average money market deposits of $443.8 million, average non-interest-bearing demand deposits of $134.0 million, and average savings deposits of $30.6 million more than offsetting the decline in average time deposits of $334.8 million.
•On a linked-quarter basis, period-end total deposits increased $870.6 million, or 8.9% annualized, driven by growth in money market deposits of $710.9 million, interest-bearing demand deposits of $239.0 million and non-interest-bearing demand deposits of $77.5 million more than offsetting the decline in time deposits of $121.4 million.
•The loan-to-deposit ratio was 92.4% at September 30, 2026, compared to 92.5% at June 30, 2026, and 90.9% at September 30, 2025.
•Net interest income totaled $376.5 million, a linked-quarter increase of $10.8 million, or 3.0%, primarily due to growth in earning assets, higher yields on earning assets (non-GAAP) and the impact of one more day in the current quarter more than offsetting a slight increase in the cost of funds. Net interest margin (FTE) (non-GAAP) equaled 3.29%, an increase of 4 basis points from the second quarter 2026 level with stable interest-bearing deposit costs and higher yields on earning assets. The Federal Open Market Committee (FOMC) increased the target federal funds rate by 25 basis points in September 2026.
•Pre-provision net revenue (non-GAAP) totaled $212.2 million, with the 1.3% increase from the prior quarter driven by record net interest income.
•Provision for credit losses was $19.6 million, a decrease of $1.7 million from the prior quarter, with net charge-offs of $11.0 million, or 0.12% annualized of total average loans, compared to $17.0 million, or 0.19% annualized, in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO increased 2 basis points from the prior quarter to 0.33%, and total delinquency increased 4 basis points from the prior quarter to 0.75%. The allowance for credit losses (ACL) to total loans and leases ratio remained stable at 1.25%. Overall asset quality metrics remain at satisfactory levels.
•The Common Equity Tier 1 (CET1) regulatory capital ratio ended the quarter at 11.3% (estimated), compared to 11.1% at September 30, 2025, and 11.4% at June 30, 2026. The tangible common equity to tangible assets ratio (non-GAAP) equaled 8.7%, compared to 8.7% at September 30, 2025, and 8.9% at June 30, 2026.
•Tangible book value per common share (non-GAAP) of $12.28 increased $0.80, or 7.0%, compared to September 30, 2025, and $0.04, or 0.3%, compared to June 30, 2026. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.53 as of September 30, 2026, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $0.22 as of September 30, 2025, and $0.29 as of June 30, 2026.
•During the third quarter of 2026, the Company repurchased $51 million, or 2.7 million shares, of common stock at a weighted average share price of $18.69. Year-to-date, the Company repurchased $133 million, or 7.4 million shares, of common stock at a weighted average share price of $17.90, representing 2.1% of shares outstanding at the beginning of the year.

Non-GAAP financial measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, "Use of Non-GAAP Financial Measures and Key Performance Indicators."

Quarterly Results Summary	3Q26	2Q26	3Q25
Reported results
Net income available to common shareholders (millions)	$152.9	$148.7	$149.5
Earnings per diluted common share	0.43	0.42	0.41
Book value per common share	19.42	19.34	18.52
Pre-provision net revenue (non-GAAP) (millions)	212.2	209.4	213.9
Operating results (non-GAAP)
Operating net income available to common shareholders (millions)	$152.9	$148.7	$147.7
Operating earnings per diluted common share	0.43	0.42	0.41
Operating pre-provision net revenue (millions)	212.2	209.4	211.6
Average diluted common shares outstanding (thousands)	354,965	357,414	361,670
Significant items impacting earnings(a) (millions)
FDIC special assessment reduction (pre-tax)	$—	$—	$2.3
FDIC special assessment reduction (after-tax)	—	—	1.8
Total significant items (pre-tax)	$—	$—	$2.3
Total significant items (after-tax)	$—	$—	$1.8
Capital measures
Common equity tier 1 (b)	11.3%	11.4%	11.1%

Tangible common equity to tangible assets (non-GAAP)	8.69	8.93	8.69
Tangible book value per common share (non-GAAP)	$12.28	$12.24	$11.48

(a) Favorable (unfavorable) impact on earnings.
(b) Estimated for 3Q26.

Third Quarter 2026 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the third quarter of 2025, except as noted.)

Net interest income totaled $376.5 million, an increase of $17.3 million, or 4.8%, reflecting growth in average earning assets and lower interest-bearing deposit costs, partially offset by lower yields on earning assets. The net interest margin (FTE) (non-GAAP) increased 4 basis points to 3.29%. The yield on earning assets (non-GAAP) decreased 18 basis points to 5.18%, driven by a 23 basis point decline in yields on loans to 5.56%. Total cost of funds decreased 22 basis points to 2.01%, with a 47 basis point decrease in total borrowing costs to 4.17%, and a 29 basis point decrease in interest-bearing deposit costs to 2.37%.

Average loans and leases totaled $36.1 billion, an increase of $1.3 billion, or 3.7%, including growth of $1.2 billion in consumer loans and $115.4 million in commercial loans and leases. Average commercial and industrial loans increased $856.0 million, or 11.3%, more than offsetting the decline in average commercial real estate loans of $735.7 million, or 5.8%. Solid commercial and industrial loan growth benefited from strong equipment finance production and growth in the Charlotte, Pittsburgh and other Pennsylvania markets. Average consumer loans included an $877.8 million, or 10.0%, increase in residential mortgage loans largely due to the long-standing strategy of serving the purchase market, partially offset by the sale of approximately $200 million of performing residential mortgage loans in February 2026. Average consumer lines of credit increased $187.8 million, or 12.9%, and indirect auto loans increased $135.3 million, or 17.4%, both reflecting solid organic growth in the respective portfolios.

Average deposits totaled $38.8 billion, an increase of $914.1 million, or 2.4%, with growth in average interest-bearing demand deposits of $640.6 million, average money market deposits of $443.8 million, average non-interest-bearing demand deposits of $134.0 million, and average savings deposits of $30.6 million more than offsetting the decline in average time deposits of $334.8 million. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% at both September 30, 2026, and September 30, 2025. The loan-to-deposit ratio was 92.4% at September 30, 2026, compared to 90.9% at September 30, 2025.

Non-interest income totaled $92.6 million, a decrease of $5.6 million, or 5.7%. Service charges increased $1.3 million, or 5.7%, primarily from increased treasury management fee revenue and higher consumer transaction volumes. Wealth management revenues increased $0.8 million, or 3.7%, as trust services income and securities commissions and fees increased 4.3% and 2.9%, respectively, through continued strong contributions across the geographic footprint. Mortgage banking operations income decreased $3.6 million, or 39.4%, driven by tighter gain-on-sale margins and net fair value adjustments given the volatility of interest rates during the quarter. Capital markets income of $6.4 million reflected solid contributions from our numerous businesses while decreasing $1.5 million, or 18.4%, primarily due to the record debt capital markets and international banking income in the year-ago quarter. Other non-interest income decreased $5.5 million, or 59.5%, primarily due to a $5.4 million recovery in the year-ago quarter on an asset that was previously written off as part of a 2017 acquisition.

Non-interest expense totaled $256.9 million, increasing $13.4 million, or 5.5%. When adjusting for ($2.3) million1 of significant items in the third quarter of 2025, operating non-interest expense (non-GAAP) increased $11.1 million, or 4.5%. Net occupancy and equipment increased $6.2 million, or 13.9%,
1 Third quarter 2025 non-interest expense significant items impacting earnings included a ($2.3) million (pre-tax) reduction in the estimated Federal Deposit Insurance Company (FDIC) special assessment related to the 2023 bank failures.

primarily due to technology-related investments and higher occupancy costs. Outside services increased $4.0 million, or 15.3%, driven by higher third-party legal and consulting costs.

The ratio of non-performing loans and OREO to total loans and OREO decreased 4 basis points to 0.33%, and total delinquency increased 10 basis points to 0.75%. Overall asset quality metrics remain at satisfactory levels.

The provision for credit losses was $19.6 million, compared to $24.0 million. The third quarter of 2026 reflected net charge-offs of $11.0 million, or 0.12% annualized of total average loans, compared to $19.7 million, or 0.22% annualized of total average loans. The ACL was $455.5 million, an increase of $18.2 million, with the ratio of the ACL to total loans and leases remaining stable at 1.25%.

The effective tax rate was 20.6%, compared to 21.3% in the third quarter of 2025.

The CET1 regulatory capital ratio was 11.3% (estimated) at September 30, 2026, and 11.1% at September 30, 2025. Tangible book value per common share (non-GAAP) was $12.28 at September 30, 2026, an increase of $0.80, or 7.0%, from $11.48 at September 30, 2025. AOCI reduced tangible book value per common share (non-GAAP) by $0.53 as of September 30, 2026, primarily due to the impact of higher interest rates on the fair value of AFS securities, compared to a reduction of $0.22 at September 30, 2025.

Third Quarter 2026 Results – Comparison to Prior Quarter
(All comparisons refer to the second quarter of 2026, except as noted.)

Net interest income totaled $376.5 million, an increase of $10.8 million, or 3.0%, primarily due to growth in earning assets, higher yields on earning assets (non-GAAP) and the impact of one more day in the current quarter more than offsetting the slightly higher cost of funds. Net interest margin (FTE) (non-GAAP) was 3.29%, an increase of 4 basis points. The total yield on earning assets (non-GAAP) increased 5 basis points to 5.18%, and the total cost of funds increased 2 basis points to 2.01%. The cost of interest-bearing deposits was stable with only a 1 basis point increase to 2.37%. The FOMC increased the target federal funds rate by 25 basis points in September 2026.

Average loans and leases totaled $36.1 billion, an increase of $613.4 million, or 6.9% annualized, as average consumer loans increased $550.7 million and average commercial loans and leases increased $62.7 million. For consumer lending, average residential mortgages increased $403.9 million driven by seasonal growth in mortgage originations. Average indirect auto loans increased $88.6 million and average consumer lines of credit increased $52.0 million, both reflecting solid organic growth. Average commercial loans and leases growth reflected an increase of $237.4 million in average commercial and industrial loans, partially offset by a decline of $175.2 million in average commercial real estate loans due to continued expected payoff activity. Commercial and industrial loan growth was primarily driven by lower risk-rated, high-quality lending in the Cleveland and Pennsylvania markets.

Average deposits totaled $38.8 billion, an increase of $146.1 million, due to organic growth in new and existing customer relationships. The growth was primarily driven by average money market deposits of $133.2 million, average non-interest-bearing demand deposits of $97.0 million, and average interest-bearing demand deposits of $57.0 million, partially offset by a decline in average time deposits of $151.6 million caused by shifts in customer preferences from higher interest rate expectations. Period-end total deposits increased $870.6 million, or 8.9% annualized. The mix of non-interest-bearing demand deposits to total deposits was stable at 26% for both September 30, 2026, and June 30, 2026. The loan-to-deposit ratio was 92.4% at September 30, 2026, compared to 92.5% at June 30, 2026.

Non-interest income totaled $92.6 million, a decrease of $4.4 million, or 4.5%, from the prior quarter. Service charges increased $0.8 million, or 3.2%, and interchange and card transaction fees increased

$0.2 million, or 1.4%, both driven by strong treasury management activity and seasonally higher consumer transactions. Capital markets income of $6.4 million reflected solid contributions from our numerous businesses, while decreasing $1.6 million, or 19.9%, primarily due to strong debt capital markets income in the prior quarter. Other non-interest income decreased $3.3 million, or 46.8%, primarily due to higher residual gains on equipment leases in the prior quarter.

Non-interest expense totaled $256.9 million, an increase of $3.7 million, or 1.5%, compared to the prior quarter. Salaries and employee benefits expense declined $2.8 million, or 2.0%, primarily due to lower variable compensation in the current quarter. Outside services increased $1.8 million, or 6.3%, primarily due to higher third-party legal costs. Net occupancy and equipment increased $1.3 million, or 2.7%, primarily due to technology-related investments. The increase in linked-quarter other non-interest expense of $2.6 million, or 11.2%, reflected higher costs largely related to fraud losses. The efficiency ratio (non-GAAP) totaled 53.7%, stable to the prior quarter.

The ratio of non-performing loans and OREO to total loans and OREO increased 2 basis points to 0.33%, and delinquency increased 4 basis points to 0.75%. Overall asset quality metrics remain at satisfactory levels.

The provision for credit losses was $19.6 million, compared to $21.4 million. The third quarter of 2026 reflected net charge-offs of $11.0 million, or 0.12% annualized of total average loans, compared to $17.0 million, or 0.19% annualized. The ACL was $455.5 million, an increase of $8.1 million, with the ratio of the ACL to total loans and leases remaining stable at 1.25%.

The effective tax rate was 20.6%, compared to 20.9%.

The CET1 regulatory capital ratio was 11.3% (estimated), stable to 11.4% at June 30, 2026. Tangible book value per common share (non-GAAP) was $12.28 at September 30, 2026, an increase of $0.04 per share. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.53 as of September 30, 2026, primarily due to the impact of higher interest rates on the fair value of AFS securities, compared to $0.29 at June 30, 2026.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common shareholders, operating earnings per diluted common share, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes certain items (e.g., FDIC special assessment) are not organic to running our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2026 and 2025 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are those that do not relate to historical facts and that are based on current assumptions, beliefs, estimates, expectations and projections, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements may relate to various matters, including our financial condition, results of operations, plans, objectives, future performance, business or industry, and usually can be identified by the use of forward-looking words, such as “anticipates,” “assumes,” “believes,” “can,” “continues,” “could,” “enables,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “likely,” “may,” “might,” “objective,” “plans,” “positioned,” “potential,” “projects,” “remains,” “should,” “target,” “trend,” “will,” “would,” or similar words or expressions or variations thereof, and the negative thereof, but these terms are not the exclusive means of identifying such statements. You should not place undue reliance on forward-looking statements, as they are subject to risks and uncertainties, including, but not limited to, those described below. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.

There are various important factors that could cause future results to differ materially from historical performance and any forward-looking statements. Factors that might cause such differences, include, but are not limited to:
•the credit risk associated with the substantial amount of commercial loans and leases in our loan portfolio;
•the volatility of the mortgage banking business and real estate values, which can be influenced by economic conditions or trends, interest rates, and local market trends;
•changes in market interest rates, U.S. federal government shutdowns and the unpredictability of monetary, tax and other policies of government agencies, including tariffs or the imposition and enforceability of tariffs, trade wars, barriers or restrictions, threats of such actions or related uncertainties;
•the impact of changes in interest rates on the value of our investment securities portfolios;
•the impact that shifts in local and regional commercial real estate market conditions, interest rate fluctuations, geographic commercial office space availability and tenant demand and independent appraisal revisions and other factors beyond our control may have on our branch and headquarters properties and other real estate we own;
•changes in our ability to obtain liquidity as and when needed to fund our obligations as they come due, including as a result of adverse changes to our credit ratings;
•the risk associated with uninsured deposit account balances;
•regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our shareholders;
•our ability to recruit and retain qualified banking professionals;
•the financial soundness of other financial institutions and the impact of volatility in the banking sector on us;
•changes and instability in economic conditions and financial markets, in the regions in which we operate or otherwise, including a contraction of economic activity, economic downturn or uncertainty and international conflict, including in the Middle East, disruption of supply chain and energy supply markets and capital markets, changes to inflation expectations and other related uncertainties;

•our ability to continue to invest in technological improvements and artificial intelligence solutions as they become appropriate or necessary;
•any interruption in or breach in security of our information systems, or other cybersecurity risks;
•risks associated with reliance on third-party vendors and related to our use of artificial intelligence in connection with business and operations;
•our capability to effectively deploy multi-layered defense strategies to mitigate risks associated with evolving artificial intelligence sourced fraud schemes;
•risks associated with the use of models, estimations and assumptions in our business;
•the effects of adverse weather events and public health emergencies;
•the risks associated with acquiring other banks and financial services businesses, including integration into our existing operations;
•the extensive federal and state regulations, supervision and examination governing almost every aspect of our operations, and potential expenses associated with complying with such regulations;
•our ability to comply with the consent orders entered into by First National Bank of Pennsylvania with the Department of Justice and the North Carolina State Department of Justice, and related costs and potential reputational harm;
•changes in federal, state or local tax rules and regulations or interpretations, or accounting policies, standards and interpretations;
•the effects of climate change and related legislative and regulatory initiatives; and
•any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above.
FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2025 Annual Report on Form 10-K (including the MD&A section), our subsequent 2026 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other filings with the Securities and Exchange Commission (SEC), which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.
You should treat forward-looking statements as speaking only as of the date they are made and based only on information then actually known to FNB. FNB does not undertake, and specifically disclaims any obligation to update, or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.
Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the third quarter of 2026 after the market close on Monday, October 19, 2026. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Tuesday, October 20, 2026, at 8:30 AM ET.

A live listen-only webcast of the conference call will be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com. Participants can access the link under the “About Us” tab and clicking on “Investor Relations” then “Investor Conference Calls.” The live webcast will open approximately 30 minutes prior to the start of the call.

To participate in the Q&A portion of the call, dial 844-802-2440 (for domestic callers) or 412-317-5133 (for international callers). Pre-registration can be accessed at https://dpregister.com/sreg/10212076/104ea4927f4. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call.

Presentation slides and the earnings release will also be available under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

Following the call, a replay of the conference call will be available via the webcast link under the Investor Relations section of the Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of $52 billion and more than 355 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management and advisory services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)
				% Variance
				3Q26	3Q26	For the Nine Months Ended September 30,		%
	3Q26	2Q26	3Q25	2Q26	3Q25	2026	2025	Var.
Interest Income
Loans and leases, including fees	$509,020	$493,541	$511,045	3.1	(0.4)	$1,488,474	$1,492,386	(0.3)
Securities:
Taxable	66,947	63,808	59,718	4.9	12.1	191,895	171,736	11.7
Tax-exempt	6,646	6,685	6,923	(0.6)	(4.0)	20,234	20,781	(2.6)
Other	13,367	13,979	18,286	(4.4)	(26.9)	42,671	53,147	(19.7)
Total Interest Income	595,980	578,013	595,972	3.1	—	1,743,274	1,738,050	0.3
Interest Expense
Deposits	172,122	169,114	187,567	1.8	(8.2)	509,917	554,585	(8.1)
Short-term borrowings	24,999	19,522	17,764	28.1	40.7	62,455	51,999	20.1
Long-term borrowings	22,337	23,654	31,369	(5.6)	(28.8)	69,379	101,153	(31.4)
Total Interest Expense	219,458	212,290	236,700	3.4	(7.3)	641,751	707,737	(9.3)
Net Interest Income	376,522	365,723	359,272	3.0	4.8	1,101,523	1,030,313	6.9
Provision for credit losses	19,640	21,361	23,991	(8.1)	(18.1)	59,463	67,081	(11.4)
Net Interest Income After Provision for Credit Losses	356,882	344,362	335,281	3.6	6.4	1,042,060	963,232	8.2
Non-Interest Income
Service charges	24,515	23,749	23,191	3.2	5.7	71,034	68,476	3.7
Interchange and card transaction fees	13,494	13,303	13,424	1.4	0.5	39,284	39,048	0.6
Trust services	12,151	12,574	11,647	(3.4)	4.3	37,556	35,638	5.4
Insurance commissions and fees	5,388	5,410	4,495	(0.4)	19.9	17,022	15,396	10.6
Securities commissions and fees	9,129	9,503	8,868	(3.9)	2.9	27,614	26,570	3.9
Capital markets income	6,423	8,014	7,875	(19.9)	(18.4)	21,238	20,095	5.7
Mortgage banking operations	5,569	5,319	9,183	4.7	(39.4)	17,233	22,482	(23.3)
Dividends on non-marketable equity securities	7,489	6,733	6,110	11.2	22.6	20,467	17,838	14.7
Bank owned life insurance	4,668	5,331	4,208	(12.4)	10.9	14,109	13,396	5.3
Net securities gains (losses)	58	27	—	114.8	—	87	58	50.0
Other	3,715	6,988	9,169	(46.8)	(59.5)	14,891	17,954	(17.1)
Total Non-Interest Income	92,599	96,951	98,170	(4.5)	(5.7)	280,535	276,951	1.3
Non-Interest Expense
Salaries and employee benefits	132,848	135,603	131,575	(2.0)	1.0	404,158	396,552	1.9
Net occupancy	20,700	20,755	19,161	(0.3)	8.0	64,092	58,218	10.1
Equipment	30,338	28,962	25,662	4.8	18.2	87,391	79,535	9.9
Outside services	30,024	28,246	26,033	6.3	15.3	84,731	77,691	9.1
Marketing	4,332	3,954	5,517	9.6	(21.5)	11,887	15,107	(21.3)
FDIC insurance	8,677	8,278	6,351	4.8	36.6	24,405	23,756	2.7
Bank shares tax	4,443	4,442	3,959	—	12.2	13,462	12,055	11.7
Other	25,581	23,009	25,277	11.2	1.2	77,931	73,657	5.8
Total Non-Interest Expense	256,943	253,249	243,535	1.5	5.5	768,057	736,571	4.3
Income Before Income Taxes	192,538	188,064	189,916	2.4	1.4	554,538	503,612	10.1
Income tax expense (benefit)	39,676	39,343	40,407	0.8	(1.8)	115,909	106,918	8.4
Net Income	$152,862	$148,721	$149,509	2.8	2.2	$438,629	$396,694	10.6
Earnings per Common Share
Basic	$0.43	$0.42	$0.41	2.4	4.9	$1.23	$1.10	11.8
Diluted	0.43	0.42	0.41	2.4	4.9	1.23	1.09	12.8
Cash Dividends per Common Share	0.13	0.13	0.12	—	8.3	0.38	0.36	5.6

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)
				% Variance
				3Q26	3Q26
	3Q26	2Q26	3Q25	2Q26	3Q25
Assets
Cash and due from banks	$416	$426	$474	(2.3)	(12.2)
Interest-bearing deposits with banks	2,110	1,949	1,939	8.3	8.8
Cash and Cash Equivalents	2,526	2,375	2,413	6.4	4.7
Securities available for sale	3,747	3,758	3,620	(0.3)	3.5
Securities held to maturity	4,404	4,251	4,049	3.6	8.8
Loans held for sale	237	290	278	(18.3)	(14.7)
Loans and leases, net of unearned income	36,537	35,769	34,957	2.1	4.5
Allowance for credit losses on loans and leases	(456)	(447)	(437)	2.0	4.3
Net Loans and Leases	36,081	35,322	34,520	2.1	4.5
Premises and equipment, net	585	564	557	3.7	5.0
Goodwill	2,480	2,480	2,480	—	—
Core deposit and other intangible assets, net	27	30	40	(10.0)	(32.5)
Bank owned life insurance	676	674	668	0.3	1.2
Other assets	1,290	1,255	1,264	2.8	2.1
Total Assets	$52,053	$50,999	$49,889	2.1	4.3
Liabilities
Deposits:
Non-interest-bearing	$10,134	$10,056	$9,969	0.8	1.7
Interest-bearing	29,416	28,623	28,472	2.8	3.3
Total Deposits	39,550	38,679	38,441	2.3	2.9
Short-term borrowings	3,001	2,681	1,905	11.9	57.5
Long-term borrowings	1,803	2,002	2,099	(9.9)	(14.1)
Other liabilities	886	798	808	11.0	9.7
Total Liabilities	45,240	44,160	43,253	2.4	4.6
Shareholders' Equity
Common stock	4	4	4	—	—
Additional paid-in capital	4,694	4,691	4,693	0.1	—
Retained earnings	2,646	2,539	2,218	4.2	19.3
Accumulated other comprehensive loss	(187)	(103)	(77)	81.6	142.9
Treasury stock	(344)	(292)	(202)	17.8	70.3
Total Shareholders' Equity	6,813	6,839	6,636	(0.4)	2.7
Total Liabilities and Shareholders' Equity	$52,053	$50,999	$49,889	2.1	4.3

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	3Q26			2Q26			3Q25
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,546,215	$13,367	3.43%	$1,611,087	$13,979	3.48%	$1,738,570	$18,286	4.17%
Taxable investment securities (1)	7,094,947	66,751	3.76	7,011,619	63,611	3.63	6,611,222	59,506	3.60
Tax-exempt investment securities (1) (2)	951,728	8,405	3.53	958,948	8,460	3.53	1,003,661	8,742	3.48
Loans held for sale	281,326	5,172	7.35	327,705	5,974	7.29	312,034	5,480	7.02
Loans and leases (2) (3)	36,114,741	505,434	5.56	35,501,370	489,113	5.52	34,814,280	507,107	5.79
Total Interest Earning Assets (2)	45,988,957	599,129	5.18	45,410,729	581,137	5.13	44,479,767	599,121	5.36
Cash and due from banks	385,202			377,777			415,030
Allowance for credit losses	(459,294)			(452,987)			(440,868)
Premises and equipment	575,001			567,661			560,685
Other assets	4,488,218			4,490,908			4,504,231
Total Assets	$50,978,084			$50,394,088			$49,518,845
Liabilities
Deposits:
Interest-bearing demand	$6,674,309	19,270	1.15	$6,617,287	18,393	1.11	$6,033,758	15,893	1.05
Money market	11,824,440	86,798	2.91	11,691,192	84,878	2.91	11,380,618	95,708	3.34
Savings	3,106,539	6,924	0.88	3,096,095	6,421	0.83	3,075,982	7,557	0.97
Certificates and other time	7,160,868	59,129	3.28	7,312,462	59,422	3.26	7,495,691	68,409	3.62
Total interest-bearing deposits	28,766,156	172,121	2.37	28,717,036	169,114	2.36	27,986,049	187,567	2.66
Short-term borrowings	2,644,489	24,999	3.75	2,106,129	19,522	3.71	1,682,747	17,764	4.16
Long-term borrowings	1,851,978	22,338	4.79	2,001,579	23,654	4.74	2,511,652	31,369	4.96
Total Interest-Bearing Liabilities	33,262,623	219,458	2.62	32,824,744	212,290	2.59	32,180,448	236,700	2.92
Non-interest-bearing demand deposits	10,039,263			9,942,298			9,905,230
Total Deposits and Borrowings	43,301,886		2.01	42,767,042		1.99	42,085,678		2.23
Other liabilities	814,313			806,700			856,542
Total Liabilities	44,116,199			43,573,742			42,942,220
Shareholders' Equity	6,861,885			6,820,346			6,576,625
Total Liabilities and Shareholders' Equity	$50,978,084			$50,394,088			$49,518,845
Net Interest Earning Assets	$12,726,334			$12,585,985			$12,299,319
Net Interest Income (FTE) (2)		379,671			368,847			362,421
Tax Equivalent Adjustment		(3,149)			(3,124)			(3,149)
Net Interest Income		$376,522			$365,723			$359,272
Net Interest Spread			2.56%			2.54%			2.44%
Net Interest Margin (2)			3.29%			3.25%			3.25%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2026			2025
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,634,508	$42,671	3.49%	$1,734,300	$53,147	4.10%
Taxable investment securities (1)	6,995,234	191,298	3.65	6,546,054	171,096	3.48
Tax-exempt investment securities (1) (2)	967,382	25,600	3.53	1,006,126	26,243	3.48
Loans held for sale	348,135	18,718	7.17	247,438	13,519	7.29
Loans and leases (2) (3)	35,509,872	1,474,405	5.55	34,458,648	1,483,204	5.75
Total Interest Earning Assets (2)	45,455,131	1,752,692	5.15	43,992,566	1,747,209	5.31
Cash and due from banks	378,783			401,509
Allowance for credit losses	(453,116)			(435,677)
Premises and equipment	570,226			551,738
Other assets	4,494,763			4,529,221
Total Assets	$50,445,787			$49,039,357
Liabilities
Deposits:
Interest-bearing demand	$6,611,504	55,837	1.13	$6,135,852	51,093	1.11
Money market	11,739,220	256,706	2.92	11,001,664	278,008	3.38
Savings	3,101,693	20,132	0.87	3,083,456	22,497	0.98
Certificates and other time	7,222,049	177,241	3.28	7,321,336	202,987	3.71
Total interest-bearing deposits	28,674,466	509,916	2.38	27,542,308	554,585	2.69
Short-term borrowings	2,245,532	62,455	3.71	1,645,644	51,999	4.21
Long-term borrowings	1,945,677	69,380	4.77	2,692,580	101,153	5.02
Total Interest-Bearing Liabilities	32,865,675	641,751	2.61	31,880,532	707,737	2.97
Non-interest-bearing demand deposits	9,937,391			9,789,501
Total Deposits and Borrowings	42,803,066		2.00	41,670,033		2.27
Other liabilities	812,575			892,612
Total Liabilities	43,615,641			42,562,645
Shareholders' Equity	6,830,146			6,476,712
Total Liabilities and Shareholders' Equity	$50,445,787			$49,039,357
Net Interest Earning Assets	$12,589,456			$12,112,034
Net Interest Income (FTE) (2)		1,110,941			1,039,472
Tax Equivalent Adjustment		(9,418)			(9,159)
Net Interest Income		$1,101,523			$1,030,313
Net Interest Spread			2.54%			2.34%
Net Interest Margin (2)			3.26%			3.16%

(1)	The average balances and yields earned on securities are based on historical cost.
(2)	The interest income amounts are reflected on an FTE basis (non-GAAP), which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%. The yield on earning assets and the net interest margin are presented on an FTE basis (non-GAAP).
(3)	Average loans and leases consist of average total loans, including non-accrual loans, less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q26	2Q26	3Q25	2026	2025
Performance Ratios
Return on average equity	8.84%	8.75%	9.02%	8.59%	8.19%
Return on average tangible common equity (1)	14.15	14.07	14.94	13.81	13.74
Return on average assets	1.19	1.18	1.20	1.16	1.08
Return on average tangible assets (1)	1.27	1.27	1.29	1.24	1.17
Net interest margin (FTE) (2)	3.29	3.25	3.25	3.26	3.16
Yield on earning assets (FTE) (2)	5.18	5.13	5.36	5.15	5.31
Cost of interest-bearing deposits	2.37	2.36	2.66	2.38	2.69
Cost of interest-bearing liabilities	2.62	2.59	2.92	2.61	2.97
Cost of funds	2.01	1.99	2.23	2.00	2.27
Efficiency ratio (1)	53.71	53.68	52.38	54.47	55.13
Effective tax rate	20.61	20.92	21.28	20.90	21.23
Capital Ratios
Equity / assets	13.09	13.41	13.30
Common equity tier 1 (3)	11.3	11.4	11.1
Leverage	9.26	9.24	8.92
Tangible common equity / tangible assets (1)	8.69	8.93	8.69
Common Stock Data
Average diluted common shares outstanding	354,965,353	357,413,941	361,669,618	357,521,422	362,329,469
Period end common shares outstanding	350,838,483	353,560,084	358,381,940
Book value per common share	$19.42	$19.34	$18.52
Tangible book value per common share (1)	12.28	12.24	11.48
Dividend payout ratio (common)	30.14%	31.23%	29.05%	31.00%	33.02%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)	September 30, 2026 Common Equity Tier 1 Capital ratio is an estimate.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				3Q26	3Q26
	3Q26	2Q26	3Q25	2Q26	3Q25
Balances at period end
Loans and Leases:
Commercial real estate (1)	$11,945	$12,035	$12,568	(0.7)	(5.0)
Commercial and industrial	8,601	8,194	7,590	5.0	13.3
Commercial leases	799	802	829	(0.4)	(3.6)
Other	159	140	153	13.6	3.9
Commercial loans and leases	21,504	21,171	21,140	1.6	1.7
Direct installment	2,654	2,654	2,678	—	(0.9)
Residential mortgages	9,738	9,471	8,888	2.8	9.6
Indirect installment	964	852	767	13.1	25.7
Consumer LOC	1,677	1,621	1,484	3.5	13.0
Consumer loans	15,033	14,598	13,817	3.0	8.8
Total loans and leases	$36,537	$35,769	$34,957	2.1	4.5
Note: Loans held for sale were $237, $290 and $278 at 3Q26, 2Q26, and 3Q25, respectively.
(1) Commercial real estate is made up of 67% non-owner occupied and 33% owner-occupied at September 30, 2026.
				% Variance
Average balances				3Q26	3Q26	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q26	2Q26	3Q25	2Q26	3Q25	2026	2025	Var.
Commercial real estate	$11,924	$12,099	$12,659	(1.4)	(5.8)	$12,067	$12,714	(5.1)
Commercial and industrial	8,429	8,192	7,573	2.9	11.3	8,168	7,581	7.7
Commercial leases	788	797	789	(1.1)	(0.2)	791	777	1.7
Other	149	140	153	6.8	(2.4)	145	153	(5.8)
Commercial loans and leases	21,290	21,227	21,174	0.3	0.5	21,170	21,225	(0.3)
Direct installment	2,655	2,649	2,671	0.2	(0.6)	2,657	2,667	(0.4)
Residential mortgages	9,614	9,210	8,736	4.4	10.0	9,251	8,381	10.4
Indirect installment	912	823	777	10.8	17.4	842	772	9.0
Consumer LOC	1,644	1,592	1,456	3.3	12.9	1,591	1,413	12.6
Consumer loans	14,825	14,274	13,640	3.9	8.7	14,340	13,234	8.4
Total loans and leases	$36,115	$35,501	$34,814	1.7	3.7	$35,510	$34,459	3.1

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				3Q26	3Q26
Asset Quality Data	3Q26	2Q26	3Q25	2Q26	3Q25
Non-Performing Assets
Non-performing loans	$119	$110	$125	8.2	(4.8)
Other real estate owned (OREO)	2	2	3	—	(33.3)
Non-performing assets	$121	$112	$128	8.0	(5.5)
Non-performing loans / total loans and leases	0.33%	0.31%	0.36%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.47	0.46	0.40
Non-performing loans plus OREO / total loans and leases plus OREO	0.33	0.31	0.37
Delinquency
Loans 30-89 days past due	$105	$92	$89	14.1	18.0
Loans 90+ days past due	52	51	13	2.0	300.0
Non-accrual loans	119	110	125	8.2	(4.8)
Past due and non-accrual loans	$276	$253	$227	9.1	21.6
Past due and non-accrual loans / total loans and leases	0.75%	0.71%	0.65%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
				% Variance
(Unaudited)				3Q26	3Q26	For the Nine Months Ended September 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	3Q26	2Q26	3Q25	2Q26	3Q25	2026	2025	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$447.3	$443.0	$432.1	1.0	3.5	$439.5	$422.8	4.0
Provision for credit losses	19.2	21.3	24.9	(10.0)	(23.0)	59.8	68.5	(12.6)
Net loan (charge-offs) / recoveries	(11.0)	(17.0)	(19.7)	(35.2)	(44.0)	(43.9)	(54.0)	(18.8)
Allowance for credit losses on loans and leases	$455.5	$447.3	$437.3	1.8	4.2	$455.5	$437.3	4.2
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$19.1	$19.2	$21.0	(0.4)	(8.9)	$20.1	$21.4	(5.9)
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.4	(0.1)	(0.9)	546.3	142.6	(0.6)	(1.3)	49.7
Allowance for unfunded loan commitments	$19.5	$19.1	$20.1	1.9	(3.1)	$19.5	$20.1	(3.1)
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$475.0	$466.4	$457.4	1.8	3.8	$475.0	$457.4	3.8
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.25%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	382.1	404.3	349.9
Net loan charge-offs (annualized) / total average loans and leases	0.12	0.19	0.22			0.17%	0.21%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				3Q26	3Q26	For the Nine Months Ended September 30,		%
	3Q26	2Q26	3Q25	2Q26	3Q25	2026	2025	Var.
Operating net income available to common shareholders
(dollars in thousands)
Net income available to common shareholders	$152,862	$148,721	$149,509			$438,629	$396,694
FDIC special assessment	—	—	(2,272)			—	(2,272)
Tax expense (benefit) of FDIC special assessment	—	—	477			—	477
Operating net income available to common shareholders (non-GAAP)	$152,862	$148,721	$147,714	2.8	3.5	$438,629	$394,899	11.1

Operating earnings per diluted common share
Earnings per diluted common share	$0.43	$0.42	$0.41			$1.23	$1.09
FDIC special assessment	—	—	(0.01)			—	(0.01)
Tax expense (benefit) of FDIC special assessment	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.43	$0.42	$0.41	2.4	4.9	$1.23	$1.09	12.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q26	2Q26	3Q25	2026	2025
Return on average tangible common equity
(dollars in thousands)
Net income available to common shareholders (annualized)	$606,465	$596,518	$593,162	$586,445	$530,379
Amortization of intangibles, net of tax (annualized)	9,552	9,761	12,507	10,012	12,578
Tangible net income available to common shareholders (annualized) (non-GAAP)	$616,017	$606,279	$605,669	$596,457	$542,957

Average total shareholders' equity	$6,861,885	$6,820,346	$6,576,625	$6,830,146	$6,476,712
Less: Average intangible assets (1)	(2,508,078)	(2,511,122)	(2,522,022)	(2,511,147)	(2,524,978)
Average tangible common equity (non-GAAP)	$4,353,807	$4,309,224	$4,054,603	$4,318,999	$3,951,734

Return on average tangible common equity (non-GAAP)	14.15%	14.07%	14.94%	13.81%	13.74%

Return on average tangible assets
(dollars in thousands)
Net income (annualized)	$606,465	$596,518	$593,162	$586,445	$530,379
Amortization of intangibles, net of tax (annualized)	9,552	9,761	12,507	10,012	12,578
Tangible net income (annualized) (non-GAAP)	$616,017	$606,279	$605,669	$596,457	$542,957

Average total assets	$50,978,084	$50,394,088	$49,518,845	$50,445,787	$49,039,357
Less: Average intangible assets (1)	(2,508,078)	(2,511,122)	(2,522,022)	(2,511,147)	(2,524,978)
Average tangible assets (non-GAAP)	$48,470,006	$47,882,966	$46,996,823	$47,934,640	$46,514,379

Return on average tangible assets (non-GAAP)	1.27%	1.27%	1.29%	1.24%	1.17%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	3Q26	2Q26	3Q25
Tangible book value per common share
(dollars in thousands, except per share data)
Total shareholders' equity	$6,813,263	$6,838,456	$6,635,620
Less: Intangible assets (1)	(2,506,602)	(2,509,651)	(2,520,013)
Tangible common equity (non-GAAP)	$4,306,661	$4,328,805	$4,115,607

Common shares outstanding	350,838,483	353,560,084	358,381,940

Tangible book value per common share (non-GAAP)	$12.28	$12.24	$11.48

Tangible common equity to tangible assets
(dollars in thousands)
Total shareholders' equity	$6,813,263	$6,838,456	$6,635,620
Less: Intangible assets (1)	(2,506,602)	(2,509,651)	(2,520,013)
Tangible common equity (non-GAAP)	$4,306,661	$4,328,805	$4,115,607

Total assets	$52,053,325	$50,998,603	$49,888,522
Less: Intangible assets (1)	(2,506,602)	(2,509,651)	(2,520,013)
Tangible assets (non-GAAP)	$49,546,723	$48,488,952	$47,368,509

Tangible common equity to tangible assets (non-GAAP)	8.69%	8.93%	8.69%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q26	2Q26	3Q25	2026	2025
Pre-provision net revenue
(in thousands)
Net interest income	$376,522	$365,723	$359,272	$1,101,523	$1,030,313
Non-interest income	92,599	96,951	98,170	280,535	276,951
Less: Non-interest expense	(256,943)	(253,249)	(243,535)	(768,057)	(736,571)
Pre-provision net revenue (reported) (non-GAAP)	$212,178	$209,425	$213,907	$614,001	$570,693
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$841,792	$840,000	$848,651	$820,918	$763,015
Adjustments:
Add (Less): FDIC special assessment (non-interest expense)	—	—	(2,272)	—	(2,272)
Operating pre-provision net revenue (non-GAAP)	$212,178	$209,425	$211,635	$614,001	$568,421
Operating pre-provision net revenue (annualized) (non-GAAP)	$841,792	$840,000	$839,637	$820,918	$759,977

Efficiency ratio (FTE)
(dollars in thousands)
Total non-interest expense	$256,943	$253,249	$243,535	$768,057	$736,571
Less: Amortization of intangibles	(3,048)	(3,081)	(3,991)	(9,479)	(11,909)
Less: OREO expense	(251)	(147)	(578)	(634)	(1,209)
Add (Less): FDIC special assessment	—	—	2,272	—	2,272
Adjusted non-interest expense	$253,644	$250,021	$241,238	$757,944	$725,725

Net interest income	$376,522	$365,723	$359,272	$1,101,523	$1,030,313
Taxable equivalent adjustment	3,149	3,124	3,149	9,418	9,159
Non-interest income	92,599	96,951	98,170	280,535	276,951
Less: Net securities losses (gains)	(58)	(27)	—	(87)	(58)
Adjusted net interest income (FTE) + non-interest income	$472,212	$465,771	$460,591	$1,391,389	$1,316,365

Efficiency ratio (FTE) (non-GAAP)	53.71%	53.68%	52.38%	54.47%	55.13%